News Release	Exhibit 99 1100 Brashear Ave., P.O. Box 790 Morgan City, Louisiana 70381 (985) 702-0195

For Immediate Release To:	For Information Contact:
Analysts, Financial Community, Media	Lew Derbes (985) 702-0195
LJDerbes@ConradIndustries.com

Conrad Industries Appoints John P. Conrad, Jr. President and CEO

Morgan City, Louisiana (April 2, 2004) -- Conrad Industries, Inc. (Nasdaq: CNRD) announced today that it has appointed John P. Conrad, Jr. as President and CEO. Mr. Conrad is also Co-Chairman of the Company's Board of Directors. The Company has accepted the resignation of Kenneth G. "Jerry" Myers, Jr. as the Company’s President and Chief Executive Officer and a director.

Mr. Conrad said, “Jerry Myers has been a hard-working and dedicated Conrad executive who has led the Company during some very difficult market conditions.  Jerry’s leadership has helped to expand the Company’s capabilities and reduce our dependence on our traditional energy markets.  He oversaw the opening of our deepwater repair and conversion facility in Amelia and our entrance into aluminum marine construction and repair. In addition, Jerry strengthened our business systems and processes and has assembled a strong management team.  We appreciate the many contributions he has made to Conrad and wish him well in his future endeavors.”

The Company also announced that Thomas M. Kitchen has resigned from the Company's board.

Conrad Industries, Inc., established in 1948 and headquartered in Morgan City, Louisiana designs, builds and overhauls tugboats, ferries, liftboats, barges, offshore support vessels and other steel and aluminum products for both the commercial and government markets. The company provides both repair and new construction services at its four shipyards located in southern Louisiana and Texas.